As filed with the Securities and Exchange Commission on October 21, 2014.

Registration No. 333-198870

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 2

to

Form F-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

DBV TECHNOLOGIES S.A.

(Exact name of registrant as specified in its charter)

France	2836	Not applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

DBV Technologies S.A.

Green Square-Bâtiment D

80/84 rue des Meuniers

92220 Bagneux France

+33 1 55 42 78 78

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

CT Corporation System

111 8th Avenue

New York, New York 10011

(212) 894-8800

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Mitchell S. Bloom, Esq. Michael H. Bison, Esq. Goodwin Procter LLP Exchange Place 53 State Street Boston, MA 02109 (617) 570-1000	Karen Noël Gide Loyrette Nouel A.A.R.P.I. 22, cours Albert ler 75008 Paris France +33 1 40 75 36 25	Marc Recht, Esq. Nicole Brookshire, Esq. Divakar Gupta, Esq. Cooley LLP 500 Boylston Street Boston, MA 02116 (617) 937-2300

Approximate date of commencement of proposed sale to public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), shall determine.

Explanatory Note

The sole purpose of this Amendment No. 2 to the Registration Statement on Form F-1 is to amend the exhibit index and exhibit 5.1. Accordingly, this Amendment No. 2 consists only of this explanatory note and Part II, including the signature page and the exhibit index. This Amendment No. 2 does not contain a copy of the prospectus that was included in Amendment No. 1 to the Registration Statement on Form F-1 and is not intended to amend or delete any part of the prospectus.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 6. Indemnification of Directors and Officers.

Under French law, provisions of by-laws that limit the liability of directors are prohibited. However, French law allows sociétés anonymes to contract for and maintain liability insurance against civil liabilities incurred by any of their directors and officers involved in a third-party action, provided that they acted in good faith and within their capacities as directors or officers of the company. Criminal liability cannot be indemnified under French law, whether directly by the company or through liability insurance.

We maintain liability insurance for our directors and officers, including insurance against liability under the Securities Act of 1933, as amended, and we intend to enter into agreements with our directors and executive officers to provide contractual indemnification. With certain exceptions and subject to limitations on indemnification under French law, these agreements will provide for indemnification for damages and expenses including, among other things, attorneys’ fees, judgments, fines and settlement amounts incurred by any of these individuals in any action or proceeding arising out of his or her actions in that capacity.

These agreements may discourage shareholders from bringing a lawsuit against our directors and executive officers for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against directors and executive officers, even though such an action, if successful, might otherwise benefit us and our shareholders. Furthermore, a shareholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these insurance agreements.

Certain of our non-employee directors may, through their relationships with their employers or partnerships, be insured and/or indemnified against certain liabilities in their capacity as members of our board of directors.

In any underwriting agreement we enter into in connection with the sale of ADSs being registered hereby, the underwriters will agree to indemnify, under certain conditions, us, our directors, our officers and persons who control us within the meaning of the Securities Act against certain liabilities.

Item 7. Recent Sales of Unregistered Securities.

Set forth below is information regarding share capital issued and options and warrants granted by us since January 1, 2011. None of the below described transactions involved any underwriters, underwriting discounts or commissions, or any public offering. Some of the transactions described below involved directors, officers and 5% shareholders and are more fully described under the section of the prospectus titled “Related-Party Transactions.”

Issuances of Shares

•

On March 28, 2012, we issued 4,573,171 ordinary shares in connection with our initial public offering in France and initial listing on Euronext Paris for an aggregate offering price of €40,518,295.06 and 7,899,495 preferred shares converted into 7,899,495 ordinary shares in connection with our initial public offering. The principal underwriters in this offering were Société Générale, Natixis and Gilbert Dupont and the underwriting fees were €627,041.

•	On April 26, 2012, we issued 12,231 ordinary shares as a result of the underwriters’ exercise of their over-allotment option for an aggregate offering price of €108,366.66.

•	On November 14, 2013, we issued 1,680,151 ordinary shares in a private placement to a number of investors for an aggregate purchase price of €16,986,326.61.

•

During the six months ended June 30, 2014, employee warrants, share options and non-employee warrants were exercised at exercise prices ranging from €4.33 to €8.59 per share. Pursuant to these exercises, we issued an aggregate of 138,410 shares in the six months ended June 30, 2014.

•	During the six months ended June 30, 2014, 242,484 free shares were definitively acquired and issued.

•	On July 25, 2014, 44,693 free shares were definitively acquired and issued.

•	On September 19, 2014, 257,418 free shares were definitively acquired and issued.

•	On October 3, 2014, 1,531 employee warrants were exercised at exercise price of €4.67 per share, resulting in the issuance of 22,965 shares.

The offers, sales and issuances of the securities described in the preceding paragraphs were exempt from registration either (a) under Section 4(a)(2) of the Securities Act in that the transactions were between an issuer and sophisticated investors and did not involve any public offering within the meaning of Section 4(a)(2) or (b) under Regulation S promulgated under the Securities Act in that offers, sales and issuances were not made to persons in the United States and no directed selling efforts were made in the United States.

Issuances Under Our Equity Plans

Since January 1, 2009, we granted to employees, consultants, members of our Scientific Advisory Board and non-employee directors, pursuant to our equity incentive plans and in exchange for services rendered or to be rendered, options shares, free shares, employee warrants and non-employee warrants to purchase an aggregate of 3,335,567 ordinary shares with exercise prices ranging from €4.33 to €19.01 per share, except for free shares which shall be issued for free. Since January 1, 2011, an aggregate of 705,970 ordinary shares were issued upon the exercise of options shares, free shares, employee warrants and non-employee warrants issued under our equity incentive plans, at exercise prices between €4.33 to €8.59 per share, for aggregate proceeds of €796,875. Since January 1, 2011, an aggregate of 130,360 options shares, free shares, employee warrants and non-employee warrants issued under our equity incentive plans were cancelled.

The offers, sales and issuances of the securities described in the preceding paragraph were exempt from registration either (a) under Section 4(a)(2) of the Securities Act in that the transactions were between an issuer and members of its senior executive management and did not involve any public offering within the meaning of Section 4(a)(2), (b) under Rule 701 promulgated under the Securities Act in that the transactions were under compensatory benefit plans and contracts relating to compensation or (c) under Regulation S promulgated under the Securities Act in that offers, sales and issuances were not made to persons in the United States and no directed selling efforts were made in the United States.

Item 8. Exhibits and Financial Statement Schedules

(a) Exhibits.

The exhibits to the registration statement are listed in the Exhibit Index to this registration statement and are incorporated herein by reference.

(b) Financial Statement Schedules.

All information for which provision is made in the applicable accounting regulations of the Securities and Exchange Commission is either included in the financial statements or is not required under the related instructions or is inapplicable, and therefore has been omitted.

Item 9. Undertakings.

The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 6 hereof, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Bagneux, France, on October 21, 2014.

DBV TECHNOLOGIES S.A.

By:	/s/ Dr. Pierre-Henri Benhamou
Dr. Pierre-Henri Benhamou
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on October 21, 2014.

Signature	Title
/s/ Dr. Pierre-Henri Benhamou	Chief Executive Officer, Chairman and Co-Founder (Principal Executive Officer)
Dr. Pierre-Henri Benhamou

/s/ David Schilansky	Chief Financial Officer (Principal Financial and Accounting Officer)
David Schilansky

*	Director
Dr. Torbjörn Bjerke

*	Director
Dr. Didier Hoch

* George Horner III	Director

*	Director
Peter Barton Hutt

*	Director
Chahra Louafi

*	Director
Dr. Rafaèle Tordjman

*	Authorized Representative in the United States
Donald J. Puglisi

*Pursuant to Power of Attorney

By:	/s/ David Schilansky
David Schilansky

EXHIBIT INDEX

Exhibit Number	Description of Exhibit	Previously Filed	Filed Herewith
1.1	Form of Underwriting Agreement	X

3.1	By-laws (statuts) of the registrant (English translation)	X

4.1	Form of Deposit Agreement	X

4.2	Form of American Depositary Receipt (included in Exhibit 4.1)	X

4.3	Shareholders’ Agreement among the registrant and certain shareholders signatory thereto, dated March 9, 2012 (English translation)	X

5.1	Opinion of Gide Loyrette Nouel A.A.R.P.I.		X

8.1	Tax Opinion of Gide Loyrette Nouel A.A.R.P.I.	X

10.1	Commercial Lease between the registrant and SELECTINVEST 1, dated April 28, 2011 (English translation)	X

10.2	Assignment, Development and Co-Ownership Agreement among the registrant, L’Assistance Publique—Hopitaux de Paris and Université Paris Descartes, date January 7, 2009 (English translation)	X

10.3†	Form of Indemnification Agreement between the registrant and each of its executive officers and directors	X

10.4†	2013 and 2014 Share Option Plans (English translation)	X

10.5†	2012, 2013 and 2014 Free Share Plans (English translation)	X

10.6†	Summary of BSA	X

10.7†	Summary of BSPCE	X

21.1	List of subsidiaries of the registrant	X

23.1	Consent of Deloitte & Associés	X

23.2	Consent of Gide Loyrette Nouel A.A.R.P.I. (included in Exhibits 5.1 and 8.1)		X

24.1	Power of Attorney (included on signature page to the original filing of this Registration Statement on Form F-1)	X

†	Indicates a management contract or any compensatory plan, contract or arrangement.